Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of American Business Services, Inc. on Form S-1/A of my Report of Independent Registered Public Accounting Firm, dated March 22, 2012 on the consolidated balance sheets of American Business Services, Inc. as at December 31, 2010 and 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

July 17, 2012

Ronald R. Chadwick, P.C.